Exhibit 99.2

COVANCE INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2014, 2013 and 2012
With Report of Independent Auditors

COVANCE INC. AND SUBSIDIARIES

Report of Independent Auditors

The Stockholders of Covance Inc.

We have audited the accompanying consolidated financial statements of Covance Inc. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Covance Inc. and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

MetroPark, New Jersey
March 3, 2015

COVANCE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2014 AND 2013

(Dollars in thousands)	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$815,250	$617,686
Short-term investments	—	111,359
Accounts receivable	330,527	331,815
Unbilled services	139,114	141,707
Inventory	55,468	48,257
Deferred income taxes	41,591	51,543
Prepaid expenses and other current assets	204,119	201,621
Total Current Assets	1,586,069	1,503,988
Property and equipment, net	851,813	913,612
Goodwill	118,075	109,820
Other assets	20,725	29,168
Total Assets	$2,576,682	$2,556,588
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$108,466	$59,713
Accrued payroll and benefits	157,407	170,806
Accrued expenses and other current liabilities	113,837	153,808
Unearned revenue	180,872	240,398
Income taxes payable	7,382	7,952
Total Current Liabilities	567,964	632,677
Long-term debt	250,000	250,000
Deferred income taxes	17,008	32,035
Other liabilities	90,120	76,630
Total Liabilities	925,092	991,342
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock—Par value $1.00 per share; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock—Par value $0.01 per share; 140,000,000 shares authorized; 82,751,045 and 80,935,089 shares issued and outstanding, including those held in treasury, at December 31, 2014 and 2013, respectively	828	809
Paid-in capital	992,334	859,535
Retained earnings	1,965,598	1,779,833
Accumulated other comprehensive (loss) income	(84,113)	25,746
Treasury stock at cost (25,965,612 and 24,595,756 shares at December 31, 2014 and 2013, respectively)	(1,223,057)	(1,100,677)
Total Stockholders’ Equity	1,651,590	1,565,246
Total Liabilities and Stockholders’ Equity	$2,576,682	$2,556,588

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(Dollars in thousands, except per share data)	2014	2013	2012
Net revenues	$2,521,002	$2,402,313	$2,180,621
Reimbursable out-of-pocket expenses	178,623	192,817	185,138
Total revenues	2,699,625	2,595,130	2,365,759
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	1,745,402	1,692,173	1,570,223
Reimbursable out-of-pocket expenses	178,623	192,817	185,138
Selling, general and administrative (excluding depreciation and amortization)	351,473	360,012	358,854
Depreciation and amortization	136,811	127,917	117,708
Impairment charges	52,564	4,877	17,959
Total costs and expenses	2,464,873	2,377,796	2,249,882
Income from operations	234,752	217,334	115,877
Other (income) expense, net:
Interest income	(2,314)	(2,614)	(2,011)
Interest expense	12,779	6,698	5,517
Foreign exchange transaction loss, net	4,325	1,925	1,474
(Gain) loss on sale of businesses	(15,013)	—	169
Gain on sale of investments	—	(16,400)	(1,459)
Impairment of equity investment	—	—	7,373
Other (income) expense, net	(223)	(10,391)	11,063
Income before taxes and equity investee earnings	234,975	227,725	104,814
Taxes on income	49,210	48,518	10,099
Equity investee earnings	—	—	17
Net income	$185,765	$179,207	$94,732

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(Dollars in thousands)	2014	2013	2012
Net income	$185,765	$179,207	$94,732
Other comprehensive (loss) income, net of tax:
Currency translation (loss) gain	(86,942)	15,386	20,577
Unrealized gain on securities	—	2,776	2,251
Amount reclassified to net income	1,597	(9,297)	—
Defined benefit pension plan:
Actuarial (loss) gain	(24,514)	(11,639)	690
Prior service cost	—	—	(77)
Curtailment gain	—	—	457
Total other comprehensive (loss) income, net of tax	(109,859)	(2,774)	23,898
Comprehensive income	$75,906	$176,433	$118,630

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(Dollars in thousands)	2014	2013	2012
Cash flows from operating activities:
Net income	$185,765	$179,207	$94,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136,811	127,917	117,708
Non-cash impairment charges	52,564	4,877	41,736
Non-cash compensation expense associated with employee benefit and stock compensation plans	41,304	41,538	40,759
Deferred income tax expense (benefit)	1,135	5,023	(8,404)
(Gain) loss on sale of businesses	(15,013)	—	169
Gain on sale of investments	—	(16,400)	(1,459)
Loss on disposal of property and equipment	1,035	1,236	1,181
Equity investee earnings	—	—	(17)
Changes in operating assets and liabilities, net of businesses sold and acquired:
Accounts receivable	1,548	7,743	(28,541)
Unbilled services	2,707	(4,829)	(23,419)
Inventory	(11,750)	(1,300)	10,918
Accounts payable	48,711	25,283	(1,963)
Accrued liabilities	(54,188)	50,885	8,205
Unearned revenue	(59,555)	(15,378)	54,998
Income taxes	7,233	14,315	(10,522)
Other assets and liabilities, net	(42,136)	(14,467)	(35,920)
Net cash provided by operating activities	296,171	405,650	260,161
Cash flows from investing activities:
Capital expenditures	(142,342)	(162,170)	(151,679)
Short-term investments proceeds (purchases)	109,794	(109,794)	—
Acquisition of business	(10,516)	—	—
Proceeds from sale of businesses	28,204	—	—
Proceeds from sale of investments	—	17,781	4,682
Other, net	3,807	648	1,017
Net cash used in investing activities	(11,053)	(253,535)	(145,980)
Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facility	—	(320,000)	290,000
Borrowings under long-term debt	—	250,000	—
Stock issued under option plans	83,421	71,180	13,772
Purchase of treasury stock	(122,380)	(33,818)	(323,773)
Net cash used in financing activities	(38,959)	(32,638)	(20,001)
Effect of exchange rate changes on cash	(48,595)	5,385	9,541
Net change in cash and cash equivalents	197,564	124,862	103,721
Cash and cash equivalents, beginning of year	617,686	492,824	389,103
Cash and cash equivalents, end of year	$815,250	$617,686	$492,824
The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(Dollars in thousands)	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2011	$781	$689,584	$1,505,894	$4,622	$(743,086)	$1,457,795
Net income	—	—	94,732	—	—	94,732
Other comprehensive income	—	—	—	23,898	—	23,898
Shares issued under various employee benefit and stock compensation plans	6	40,753	—	—	—	40,759
Stock option exercises	4	12,679	—	—	—	12,683
Tax benefit from stock issued	—	1,098	—	—	—	1,098
Treasury stock, at cost	—	—	—	—	(323,773)	(323,773)
Balance, December 31, 2012	791	744,114	1,600,626	28,520	(1,066,859)	1,307,192
Net income	—	—	179,207	—	—	179,207
Other comprehensive loss	—	—	—	(2,774)	—	(2,774)
Shares issued under various employee benefit and stock compensation plans	5	41,533	—	—	—	41,538
Stock option exercises	13	65,121	—	—	—	65,134
Tax benefit from stock issued	—	8,767	—	—	—	8,767
Treasury stock, at cost	—	—	—	—	(33,818)	(33,818)
Balance, December 31, 2013	809	859,535	1,779,833	25,746	(1,100,677)	1,565,246
Net income	—	—	185,765	—	—	185,765
Other comprehensive loss	—	—	—	(109,859)	—	(109,859)
Shares issued under various employee benefit and stock compensation plans	5	41,300	—	—	—	41,305
Stock option exercises	14	72,391	—	—	—	72,405
Tax benefit from stock issued	—	19,108	—	—	—	19,108
Treasury stock, at cost	—	—	—	—	(122,380)	(122,380)
Balance, December 31, 2014	$828	$992,334	$1,965,598	$(84,113)	$(1,223,057)	$1,651,590

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)
1. Organization
Covance Inc. and its subsidiaries (“Covance” or the “Company”) is a leading drug development services company providing a wide range of early‑stage and late-stage product development services on a worldwide basis primarily to the pharmaceutical and biotechnology industries. Covance also provides services such as laboratory testing to the chemical, agrochemical and food industries. Covance’s operations constitute two segments for financial reporting purposes. The first segment, early development services, includes discovery support services, preclinical and clinical pharmacology service offerings. The second segment, late-stage development services, includes central laboratory, Phase II-IV clinical development and market access services. Operations are principally focused in the United States and Europe.
2. Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of all entities controlled by Covance. All significant intercompany accounts and transactions are eliminated. The equity method of accounting is used for investments in affiliates in which Covance owns between 20 and 50 percent and does not have the ability to exercise control. For investments in which Covance owns less than 20 percent and does not have the ability to exercise significant influence over operating or financial decisions of the investee, the cost method of accounting is applied. Where the fair value of the shares of the cost method investee is based on quoted prices in active markets, Covance accounts for such investment as available-for-sale securities. See Note 5.
Use of Estimates
These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.
Foreign Currencies
For subsidiaries outside of the United States that operate in a local currency environment, income and expense items are translated to United States dollars at the monthly average rates of exchange prevailing during the year, assets and liabilities are translated at year-end exchange rates and equity accounts are translated at historical exchange rates. Translation adjustments are accumulated in a separate component of stockholders’ equity in the consolidated balance sheets and are included in the determination of comprehensive income in the consolidated statements of comprehensive income and consolidated statements of stockholders’ equity. Transaction gains and losses are included in the determination of net income in the consolidated statements of income.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less at date of purchase and consist principally of amounts invested in money market funds and bank deposits.
Short-Term Investments

Short-term investments consisted of bank term deposits, denominated in Swiss Francs, which matured in August 2014.
Financial Instruments
The fair value of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate their carrying amounts as reported at December 31, 2014 and 2013.

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

Accounts receivable and unbilled services represent amounts due from Covance customers who are concentrated primarily in the pharmaceutical and biotechnology industries. Covance endeavors to monitor the creditworthiness of its customers to which it grants credit terms in the ordinary course of business. Although Covance customers are concentrated primarily within these two industries, management considers the likelihood of material credit risk as remote. In addition, in some cases Covance requires advance payment for a portion of the contract price from its customers upon the signing of a contract for services. These amounts are deferred and recognized as revenue as services are performed. Historically, bad debts have been immaterial. The allowance for doubtful accounts is $3.8 million and $6.1 million at December 31, 2014 and 2013, respectively.
Inventory
Inventories, which consist principally of finished goods and supplies, are valued at the lower of cost (first-in, first-out method) or market. Finished goods accounted for $38.5 million and $30.3 million and supplies accounted for $17.0 million and $18.0 million of total inventory at December 31, 2014 and 2013, respectively.
Prepaid Expenses and Other Current Assets
In connection with the management of multi-site clinical trials, Covance pays on behalf of its customers fees to investigators, volunteers and other out-of-pocket costs (such as travel, printing, meetings, couriers, etc.), for which the Company is reimbursed at cost, without mark-up or profit. Amounts receivable from customers in connection with billed and unbilled investigator fees, volunteer payments and other out-of-pocket pass-through costs are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets and totaled $99.9 million and $88.9 million at December 31, 2014 and 2013, respectively. See Note 2 “Reimbursable Out-of-Pocket Expenses”.
Also included in prepaid expenses and other current assets are assets held for sale. Covance records long-lived assets as held for sale when a plan to sell the asset has been initiated and all other held for sale criteria have been satisfied. Assets classified as held for sale are recorded in other current assets on the consolidated balance sheet at the lower of their carrying value or fair value less cost to sell. See Note 14.
Property and Equipment
Property and equipment are recorded at cost. Depreciation and amortization are provided on the straight-line method at rates adequate to allocate the cost of the applicable assets over their estimated useful lives, which generally range from ten to forty years for buildings and improvements, three to ten years for equipment, furniture and fixtures and three to five years for computer hardware and software, except for certain large enterprise-wide software applications which are depreciated over periods of up to ten years. Leasehold improvements are capitalized and amortized on a straight-line basis over the shorter of the estimated useful life of the improvement or the associated remaining lease term. The cost of computer software developed or obtained for internal use is capitalized and amortized on the straight-line method over the estimated useful life. Costs incurred during the development phase are capitalized, while all other costs are expensed as incurred. Repairs and maintenance are expensed as incurred.
Impairment of Long-Lived Assets
Covance reviews its long-lived assets, other than goodwill and other indefinite lived intangible assets, for impairment when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based upon Covance’s judgment of its ability to recover the value of the asset from the expected future undiscounted cash flows of the related operations or the sale of the asset. Actual future cash flows may be greater or less than estimated. See Note 5 and Note 13.
Goodwill and Other Intangible Assets and Impairment
Goodwill represents costs in excess of the fair value of net tangible and identifiable net intangible assets acquired in business combinations. Covance performs an annual test for impairment of goodwill and other indefinite lived intangible assets during the fourth quarter. Covance tests goodwill for impairment at the reporting unit level only when, after completing a qualitative analysis, it is determined that it is more likely than not that the fair value of a reporting unit is below its carrying value. This test is performed by comparing the carrying value of the reporting unit to its fair value. Covance

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

assesses fair value based upon its estimate of the present value of the future cash flows that it expects to be generated by the reporting unit. In the second quarter of 2012, Covance commenced actions to close its clinical pharmacology operations located in Basel, Switzerland and as a result determined the goodwill associated with the acquisition of the Basel clinic was impaired and recorded a charge of $18.0 million to write off the carrying value of the goodwill as of June 30, 2012. The Basel clinic was part of Covance’s early development segment and clinical pharmacology reporting unit, however, because the clinic was operated on a standalone basis and was not integrated into the reporting unit after its acquisition, the related goodwill was evaluated for impairment at the site level and not the reporting unit level. The annual test for impairment performed for 2014, 2013 and 2012 indicated that no reporting units were at significant risk for impairment. See Note 4 and Note 13.
Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range in term from one to ten years. Land use rights are amortized on a straight-line basis over their contractual life of fifty years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets. See Note 4.
Revenue Recognition
Covance recognizes revenue either as services are performed or products are delivered, depending on the nature of the work contracted. Historically, a majority of Covance’s net revenues have been earned under contracts which range in duration from a few months to two years, but can extend in duration up to five years or longer. Covance also has committed minimum volume arrangements with certain clients with initial terms that generally range in duration from three to ten years. Underlying these arrangements are individual project contracts for the specific services to be provided. These arrangements enable our clients to secure our services in exchange for which they commit to purchase an annual minimum dollar value (“volume”) of services. Under these types of arrangements, if the annual minimum volume commitment is not reached, the client is required to pay Covance for the shortfall. Progress towards the achievement of annual minimum volume commitments is monitored throughout the year. Annual minimum commitment shortfalls are not included in net revenues until the amount has been determined and agreed to by the client.
Service contracts generally take the form of fee-for-service or fixed‑price arrangements. In cases where performance spans multiple accounting periods, revenue is recognized as services are performed, measured on a proportional‑performance basis, generally using output measures that are specific to the service provided. Examples of output measures in our early development segment include the number of slides read, dosings performed, or specimens prepared for preclinical laboratory services, or number of dosings or number of volunteers enrolled for clinical pharmacology. Examples of output measures in our late-stage development segment’s Phase II-IV clinical development service offering include among others, number of investigators enrolled, number of sites initiated, number of patients enrolled and number of monitoring visits completed. Revenue is determined by dividing the actual units of work completed by the total units of work required under the contract and multiplying that percentage by the total contract value. The total contract value, or total contractual payments, represents the aggregate contracted price for each of the agreed upon services to be provided. Covance does not have any contractual arrangements spanning multiple accounting periods where revenue is recognized on a proportional‑performance basis under which the Company has earned more than an immaterial amount of performance‑based revenue (i.e., potential additional revenue tied to specific deliverables or performance). Changes in the scope of work are common, especially under long-term contracts, and generally result in a change in contract value. Once the client has agreed to the changes in scope and renegotiated pricing terms, the contract value is amended and revenue is recognized, as described above. Estimates of costs to complete are made to provide, where appropriate, for losses expected on contracts. Costs are not deferred in anticipation of contracts being awarded, but instead are expensed as incurred.
Billing schedules and payment terms are generally negotiated on a contract-by-contract basis. In some cases, Covance bills the client for the total contract value in progress‑based installments as certain non-contingent billing milestones are reached over the contract duration, such as, but not limited to, contract signing, initial dosing, investigator site initiation, patient enrollment or database lock. The term “billing milestone” relates only to a billing trigger in a contract whereby amounts become billable and payable in accordance with a negotiated predetermined billing schedule throughout the term of a project. These billing milestones are not performance‑based (i.e., potential additional arrangement consideration tied to specific deliverables or performance). In other cases, billing and payment terms are tied to the passage of time (e.g., monthly billings). In either case, the total contract value and aggregate amounts billed to the client would be the same at the end of the project. While Covance attempts to negotiate terms that provide for billing and payment of services prior or within close proximity to the provision of services, this is not always the case, as evidenced by fluctuations in the levels of unbilled services and unearned revenue from period to period. While a project is ongoing, cash payments are not necessarily

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

representative of aggregate revenue earned at any particular point in time, as revenues are recognized when services are provided, while amounts billed and paid are in accordance with the negotiated billing and payment terms.
In some cases, payments received are in excess of revenue recognized. For example, a contract invoicing schedule may provide for an upfront payment of 10% of the full contract value upon contract signing, but at the time of signing, performance of services has not yet begun, and therefore, no revenue has yet been recognized. Payments received in advance of services being provided, such as in this example, are deferred as unearned revenue on the balance sheet. As the contracted services are subsequently performed and the associated revenue is recognized, the unearned revenue balance is reduced by the amount of revenue recognized during the period.
In other cases, services may be provided and revenue is recognized before the client is invoiced. In these cases, revenue recognized will exceed amounts billed, and the difference, representing an unbilled receivable, is recorded for this amount which is currently unbillable to the customer pursuant to contractual terms. Once the client is invoiced, the unbilled services are reduced for the amount billed, and a corresponding account receivable is recorded. All unbilled services are billable to customers within one year from the respective balance sheet date.
Most contracts are terminable by the client, either immediately or upon notice. These contracts often require payment to Covance of expenses to wind down the study or project, fees earned to date and, in some cases, a termination fee or a payment to Covance of some portion of the fees or profits that could have been earned by Covance under the contract if it had not been terminated early. Termination fees are included in net revenues when realization is assured. In connection with the management of multi-site clinical trials, Covance pays on behalf of its customers fees to investigators, volunteers and other out-of-pocket costs (such as for travel, printing, meetings, couriers, etc.), for which it is reimbursed at cost, without mark-up or profit. Investigator fees are not reflected in total revenues or expenses where Covance acts in the capacity of an agent on behalf of the pharmaceutical company sponsor, passing through these costs without risk or reward to Covance. All other out-of-pocket costs are included in total revenues and expenses.
Costs and Expenses
Cost of revenue includes direct labor and related benefit charges, other direct costs, shipping and handling fees, and an allocation of facility charges and information technology costs and excludes depreciation and amortization. Selling, general and administrative expenses consist primarily of administrative payroll and related benefit charges, advertising and promotional expenses, administrative travel and an allocation of facility charges and information technology costs and excludes depreciation and amortization. Cost of advertising is expensed as incurred.
Taxes
Covance uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in enacted tax rates is recognized in income in the period when the change is effective. See Note 7.
The Company recognizes a tax benefit from an uncertain tax position only if the Company believes it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position. Components of the reserve are classified as either a current or long-term liability in the consolidated balance sheet based on when the Company expects each of the items to be settled. Covance accrues interest and penalties in relation to unrecognized tax benefits as a component of income tax expense.
The Company also maintains a tax reserve related to exposures for non-income tax matters, including value‑added tax, state sales and use and other taxes. The balance of this reserve was $0.9 million and $1.1 million at December 31, 2014 and 2013, respectively, and is recorded as a current liability in accrued expenses and other current liabilities on the consolidated balance sheet.

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

While Covance believes it has identified all reasonably identifiable exposures and the reserve it has established for identifiable exposures is appropriate under the circumstances, it is possible that additional exposures exist and that exposures may be settled at amounts different than the amounts reserved. It is also possible that changes in facts and circumstances could cause Covance to either materially increase or reduce the carrying amount of its tax reserve.
Covance’s historical policy has been to leave its unremitted foreign earnings invested indefinitely outside the United States. Covance intends to continue to leave its unremitted foreign earnings invested indefinitely outside the United States. As a result, taxes have not been provided on any of the remaining accumulated foreign unremitted earnings as of December 31, 2014. See Note 7.
Accumulated Other Comprehensive (Loss) Income
Covance’s accumulated other comprehensive (loss) income is comprised of foreign currency translation adjustments, actuarial gains (losses) and prior service costs in connection with its defined benefit pension and other post-retirement plans and the unrealized gain on available-for-sale securities, each recorded and presented net of tax. The components of and changes in accumulated other comprehensive (loss) income are as follows:

	Foreign Currency Translation Adjustments	Unrealized Gain on Available for Sale Securities	Defined Benefit Plans	Accumulated Other Comprehensive (Loss) Income
Balance at December 31, 2011	$31,493	$5,167	$(32,038)	$4,622
Other comprehensive income, net of tax, before reclassifications	20,577	2,251	113	22,941
Amounts reclassified from accumulated other comprehensive income, net of tax	—	—	957	957
Net current-period other comprehensive income, net of tax	20,577	2,251	1,070	23,898
Balance at December 31, 2012	52,070	7,418	(30,968)	28,520
Other comprehensive income, net of tax, before reclassifications	15,386	2,776	(11,639)	6,523
Amounts reclassified from accumulated other comprehensive income, net of tax	—	(10,194)	897	(9,297)
Net current-period other comprehensive income (loss), net of tax	15,386	(7,418)	(10,742)	(2,774)
Balance at December 31, 2013	67,456	—	(41,710)	25,746
Other comprehensive (loss), net of tax, before reclassifications	(86,942)	—	(24,514)	(111,456)
Amounts reclassified from accumulated other comprehensive income, net of tax	—	—	1,597	1,597
Net current-period other comprehensive (loss), net of tax	(86,942)	—	(22,917)	(109,859)
Balance at December 31, 2014	$(19,486)	$ —	$(64,627)	$(84,113)

Changes in plan assets and benefit obligations recognized in comprehensive income in 2014, net of the amortization of actuarial losses and prior service credits to net periodic pension cost in the year totaled $29.1 million, net of tax of $6.2 million. See Note 9.
Stock‑Based Compensation
The Company sponsors several stock‑based compensation plans pursuant to which non-qualified stock options and restricted stock awards are granted to eligible employees. These plans are described more fully in Note 10. The grant-date fair value of awards expected to vest is expensed on a straight-line basis over the vesting period of the related awards.
2. Summary of Significant Accounting Policies (Continued)
Defined Benefit Pension Plans
Covance sponsors various pension and other post-retirement benefit plans which are more fully described in Note 9. The measurement of the related benefit obligations and the net periodic benefit costs recorded each year are based upon actuarial

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

computations, which require management’s judgment as to certain assumptions. These assumptions include the discount rates to use in computing the present value of the benefit obligations and the net periodic benefit costs, the expected future rate of salary increases (for pay-related plans) and the expected long-term rate of return on plan assets (for funded plans). The discount rates are derived based on a hypothetical yield curve represented by a series of annualized individual discount rates. The expected long-term rate of return on plan assets is based on the target asset allocation and the average expected rate of growth for the asset classes invested. The average expected rate of growth is derived from a combination of historic returns, current market indicators, the expected risk premium for each asset class and the opinion of professional advisors. Liabilities related to all of Covance’s pension and other post-retirement benefit plans are measured as of December 31.
In the third quarter of 2012, the Company remeasured its German defined benefit pension plan liability due to a reduction in plan participants resulting from cost reduction actions taken at its Muenster, Germany toxicology facility. The measurement resulted in a $5.4 million net increase to the liability, which reflects a $6.1 million actuarial loss, partially offset by a curtailment gain of $0.7 million. These adjustments were recognized in the 2012 period as a component of accumulated other comprehensive income, net of tax of $1.9 million and $0.2 million, respectively.
Reimbursable Out-of-Pocket Expenses
As discussed in Note 2 “Prepaid Expenses and Other Current Assets”, Covance pays on behalf of its customers fees to investigators, volunteers and other out-of-pocket costs for which the Company is reimbursed at cost, without mark-up or profit. Amounts paid to volunteers and other out-of-pocket costs are reflected in operating expenses, while the reimbursements received are reflected in revenues in the consolidated statements of income. Covance excludes from revenue and expense in the consolidated statements of income fees paid to investigators and the associated reimbursement since Covance acts as an agent on behalf of the pharmaceutical company sponsors with regard to investigator payments.
Supplemental Cash Flow Information
Cash paid for interest for the years ended December 31, 2014, 2013 and 2012 totaled $12.0 million, $4.6 million and $4.6 million, respectively. Cash paid for income taxes for the years ended December 31, 2014, 2013 and 2012 totaled $28.0 million, $19.3 million and $29.8 million, respectively. The change in income taxes payable in the consolidated statement of cash flows for the years ended December 31, 2014, 2013 and 2012 includes as an operating cash outflow the excess tax benefit received from the exercise of non-qualified stock options of $11.0 million, $6.1 million and $1.1 million, respectively (a corresponding cash inflow of $11.0 million, $6.1 million and $1.1 million, respectively, has been included in financing cash flows).
Recently Issued Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of ASU 2014-09 is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective retrospectively for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early application is not permitted. Covance will be required to adopt ASU 2014-09 no later than the quarter beginning January 1, 2017. Covance is currently in the process of evaluating ASU 2014-09 and has not yet determined the impact, if any, ASU 2014-09 will have on its consolidated results of operations or financial position.

2. Summary of Significant Accounting Policies (Continued)
In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 changes the requirements for reporting discontinued operations in that only the disposal of a component of an entity or a group of components of an entity, or a business activity classified as held for sale, that represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results will be reported as discontinued operations. The ASU also expands the disclosure requirements for discontinued operations and adds new disclosures about the disposal of an individually significant component of an entity that does not qualify as discontinued operations. ASU 2014-08 is effective prospectively for fiscal years beginning after December 15, 2014. Covance will be required to adopt ASU 2014-08 no later than

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

the quarter beginning January 1, 2015. As the ASU is primarily focused on presentation and disclosure, it is not expected to have an impact on Covance’s consolidated results of operations or financial position.
Subsequent Events
Subsequent events are defined as those events or transactions that occur after the balance sheet date, but before the financial statements are available to be issued. See Note 15.
3. Property and Equipment
Property and equipment at December 31, 2014 and 2013 consist of the following:

	2014	2013
Property and equipment at cost:
Land	$54,121	$55,463
Buildings and improvements	642,744	642,416
Equipment	364,106	359,077
Computer hardware and software	636,860	555,127
Furniture, fixtures & leasehold improvements	122,946	115,412
Construction-in-progress	84,736	93,380
	1,905,513	1,820,875
Less: Accumulated depreciation and amortization	(1,053,700)	(907,263)
Property and equipment, net	$851,813	$913,612
Depreciation and amortization expense aggregated $135.8 million, $127.0 million and $115.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.
During the second quarter of 2014, Covance determined that the carrying value of its Chandler, Arizona property, included in the early development segment, was no longer fully recoverable from the cash flows expected from its sale, based upon changes to the marketing plan. As such, Covance recorded an asset impairment charge of $45.7 million to reduce the carrying value of the asset to its estimated fair value as of June 30, 2014. In addition, during the second quarter of 2014, Covance determined it would not develop a parcel of land in Shanghai, China, the rights to which were purchased several years ago for potential future expansion. As such, Covance recorded an asset impairment charge of $4.4 million (of which $3.5 million was included in property, plant and equipment) to write-off costs capitalized in connection with initial development activities on the land and reduce the carrying value of the land use rights to its estimated fair value as of June 30, 2014. See Note 13.
4. Goodwill and Amortizable Intangible Assets
The following table sets forth changes in the carrying amount of goodwill by operating segment for each of the years ended December 31, 2014 and 2013, respectively:

	Early Development	Late-Stage Development	Total
Balance, December 31, 2012 and 2013	$73,904	$35,916	$109,820
Goodwill recognized from acquisition of business	—	10,043	10,043
Goodwill removed due to sale of businesses	(1,788)	—	(1,788)
Balance, December 31, 2014	$72,116	$45,959	$118,075
The following table summarizes the Company’s acquired amortizable intangible assets which are reflected in other assets on the consolidated balance sheet, as of December 31, 2014 and 2013:

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

	2014	2013
Intangible assets at cost:
Customer Lists (5 to 10 year estimated useful lives)	$7,389	$6,909
Land Use Right (50 year estimated useful life)	5,229	6,174
Technology (5 year estimated useful life)	2,190	2,340
Other—Patient List, Backlog and Non-Compete Agreements (1 to 4 year estimated useful lives)	1,205	820
	16,013	16,243
Less: Accumulated amortization	(8,781)	(8,453)
Net carrying value	$7,232	$7,790

During the second quarter of 2014, Covance determined it would not develop a parcel of land in Shanghai, China, the rights to which were purchased several years ago for potential future expansion. As such, Covance recorded an asset impairment charge of $4.4 million (of which $0.9 million was included in land use rights) to write-off costs capitalized in connection with initial development activities on the land and reduce the carrying value of the land use rights to its estimated fair value as of June 30, 2014. See Note 13.
Also during the second quarter of 2014, in association with the acquisition of Medaxial, Covance acquired $1.6 million of intangible assets, including $1.2 million of customer lists and $0.4 million of non-compete agreements and backlog. See Note 6.
During the third quarter of 2014, in association with the sale of the Company’s antibody products service line, Covance disposed of $0.9 million of intangible assets, primarily customer lists ($0.2 million, net of accumulated amortization of $0.7 million). See Note 6.
Amortization expense for the years ended December 31, 2014, 2013 and 2012 was $1.0 million, $0.9 million and $2.1 million, respectively. Amortization expense expected to be recorded for each of the next five years is as follows:

Year Ending December 31,
2015	$953
2016	$677
2017	$237
2018	$197
2019	$197
5. Equity Investments
In March 2013, Covance sold its entire investment in BioClinica, Inc. (“BIOC”) for cash proceeds of $17.1 million. The cost basis in the investment was $1.4 million, resulting in a realized gain on the sale of approximately $15.7 million. The carrying value of Covance’s investment in BIOC as of December 31, 2012 was $13.5 million, as determined based on quoted prices in an active market. The investment was reflected in other assets on the consolidated balance sheet. The $3.6 million increase in the carrying value prior to the date of sale resulted in a $2.8 million increase in the unrealized gain on investment, net of tax. The unrealized gain on the investment at December 31, 2012 was $12.1 million, or $7.4 million, net of tax, and was included within accumulated other comprehensive income on the consolidated balance sheet.
On January 31, 2013, Covance terminated its long-standing inventory supply agreement with Noveprim Limited (“Noveprim”) and surrendered its entire 47% minority equity position in Noveprim. During the second quarter of 2012, the investment was determined to have experienced an other-than-temporary impairment in value due to a decline in demand for the research products supplied by Noveprim. As a result, Covance recorded a $7.4 million impairment charge to write off the carrying value of the investment as of June 30, 2012, and suspended equity accounting for this investment as the carrying value was zero. The fair value was measured with an income approach using internally developed estimates of future cash flows, which are Level 3 inputs under the fair value hierarchy. During the year ended December 31, 2012, Covance recognized income of $17 thousand, representing its share of Noveprim’s earnings.

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

In July 2012, Covance sold 100% of its investment in Caprion Proteomics (“Caprion”), a privately held company headquartered in Montreal, Canada, for cash proceeds of approximately $4.7 million and recognized a gain on the sale of approximately $1.5 million. In June 2013, Covance received an additional $0.7 million in contingent consideration in connection with the Caprion sale, upon the release of funds held in escrow, which was recorded as an additional gain on the sale.
6. Acquisitions and Divestitures

In August 2014, Covance sold its antibody products service line, located in Dedham, Massachusetts, which was part of the early development segment, to BioLegend Inc. for net cash proceeds of $18.0 million and recognized a pre-tax gain of $13.4 million ($11.9 million net of tax).  Goodwill was reduced by $0.5 million as a result of the sale.

In May 2014, Covance acquired 100% of the stock of Medaxial, a London-based value communication consultancy, for total consideration of $11.7 million, as to which $10.5 million has been paid with the balance contingently payable based upon the achievement of certain performance based milestones through 2016. Transaction related costs totaled $0.4 million and were included in selling, general & administrative expense in the period incurred. Net tangible and intangible assets acquired in the acquisition were included in the consolidated financial statements beginning in May 2014 based on their estimated fair values of $0.1 million and $1.6 million, respectively. Intangible assets, which consisted primarily of existing customer relationships and non-compete agreements, are being amortized over a five year weighted average life. Goodwill of $10.0 million resulting from the acquisition arises largely from the synergies expected from combining Medaxial’s operations with our existing market access service line, as well as from the benefits derived from Medaxial’s assembled workforce. None of the goodwill recognized is expected to be deductible for tax purposes. Results of operations for Medaxial are reported in Covance’s late-stage development segment.

In January 2014, Covance completed the sale of certain assets of its genomics laboratory, located in Seattle, Washington, which was part of the early development segment, to Laboratory Corporation of America Holdings (“LabCorp”) for total net proceeds of $10.4 million, of which $10.2 million was received as of December 31, 2014, and recognized a pre-tax gain of $1.6 million ($1.0 million net of tax) from the sale. Goodwill was reduced by $1.3 million as a result of the sale.
7. Taxes on Income
The components of income before taxes and the related provision for taxes on income for 2014, 2013 and 2012 are as follows:

	2014	2013	2012
Income before taxes and equity investee earnings:
Domestic	$19,859	$26,251	$29,445
International	215,116	201,474	75,369
Total	$234,975	$227,725	$104,814
Federal income taxes (benefits):
Current provision	$14,943	$10,781	$(7,298)
Deferred provision	(8,411)	1,969	11,456
International income taxes (benefits):
Current provision	33,104	31,241	23,835
Deferred provision	8,707	1,615	(20,436)
State and other income taxes (benefits):
Current provision	1,224	2,727	2,397
Deferred provision	(357)	185	145
Income tax provision	$49,210	$48,518	$10,099

The differences between the provision for income taxes and income taxes computed using the Federal statutory income tax rate for 2014, 2013 and 2012 are as follows:

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

	2014	2013	2012
Taxes at statutory rate	35.0%	35.0%	35.0%
State and local taxes, net of Federal benefit	0.2	0.8	1.6
Impact of international operations	(14.00)	(15.60)	(20.50)
Previously unrecognized tax benefits	(0.40)	(1.10)	(10.10)
Other, net	0.1	2.2	3.6
Total	20.9%	21.3%	9.6%
The effective tax rate for the year ended December 31, 2013, includes a benefit of $3.0 million relating to UK R&D tax credits during the first three months of 2013, whereas the effective tax rate for the year ended December 31, 2012 includes a benefit of $10.0 million. The decrease in the benefit results from the shift of UK R&D tax credits to above margin treatment effective April 1, 2013, as reflected primarily within the impact of international operations line above. For the year ended December 31, 2014, all UK R&D tax credits are recorded above margin.
Previously unrecognized tax benefits consist primarily of tax benefits recorded in connection with the favorable resolution of income tax audits and tax benefits resulting from tax positions taken in returns filed in each respective year.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2014 and 2013 are as follows:

	2014	2013
Current deferred taxes:
Current deferred tax assets:
Liabilities/expenses not currently deductible	$31,855	$37,924
Deferred equity compensation	7,897	7,045
Net operating losses and other tax credit carryforwards	2,711	7,036
Total current deferred tax assets	42,463	52,005
Current deferred tax liabilities:
Earnings not currently taxable	(872)	(462)
Net current deferred tax assets	$41,591	$51,543
Non-current deferred taxes:
Deferred tax assets:
Net operating losses	$10,644	$20,395
Deferred equity compensation	11,969	16,136
Liabilities/expenses not currently deductible	6,743	2,730
Total non-current deferred tax assets	29,356	39,261
Deferred tax liabilities:
Property and equipment	(43,577)	(64,131)
Earnings not currently taxable	(2,787)	(7,165)
Total non-current deferred tax liabilities	(46,364)	(71,296)
Net non-current deferred tax liabilities	$(17,008)	$(32,035)

As of December 31, 2014, Covance has foreign net operating loss carryforwards of $47.7 million which have no expiration. As of December 31, 2014, the Company also has United States foreign tax credit carryforwards of $1.6 million, of which approximately $0.4 million will expire in 2023 with the remaining $1.2 million expiring in 2024. It is expected that all net operating loss and foreign tax credit carryforwards will be realized, accordingly, no valuation allowance has been provided.

Covance currently provides income taxes on the earnings of foreign subsidiaries to the extent those earnings are taxable or are expected to be remitted. Covance’s historical policy has been to leave its unremitted foreign earnings invested indefinitely outside the United States. Covance intends to continue to leave its unremitted foreign earnings invested indefinitely outside the United States. It is not practical to estimate the amount of additional tax that might be payable if such accumulated earnings were remitted. Additionally, if such accumulated earnings were remitted, certain countries impose withholding taxes that, subject to certain limitations, are available for use as a tax credit against any Federal income tax liability arising from such remittance.

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

As a result, taxes have not been provided on accumulated foreign unremitted earnings totaling approximately $1.1 billion at December 31, 2014.
The Company recognizes a tax benefit from an uncertain tax position only if the Company believes it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position. Components of the reserve are classified as either a current or long-term liability in the consolidated balance sheet based on when the Company expects each of the items to be settled. Covance accrues interest and penalties in relation to unrecognized tax benefits as a component of income tax expense.
As of December 31, 2014, the balance of the reserve for unrecognized tax benefits was $9.5 million, of which, $0.9 million is recorded as a short-term liability in accrued expenses and other current liabilities and $8.6 million is recorded as a long-term liability in other liabilities on the consolidated balance sheet. As of December 31, 2013, the balance of the reserve was $9.0 million, and was recorded as a long-term liability in other liabilities on the consolidated balance sheet. Included in the balance of the reserve for unrecognized tax benefits at December 31, 2014 and 2013 is accrued interest of $0.9 million and $0.6 million, respectively. This reserve relates to exposures for income tax matters such as transfer pricing, nexus and deemed income. During the year ended December 31, 2014, the reserve for unrecognized tax benefits increased by $0.5 million, resulting from the accrual of additional reserves relating primarily to transfer pricing and interest on existing reserves, partially offset by the release of reserves primarily associated with the settlement of income tax audits and the lapsing of the statute of limitations in various jurisdictions.
Following is a reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding accrued interest, for the years ended December 31, 2014, 2013 and 2012:

(dollars in millions)
Unrecognized tax benefits as of December 31, 2011	$14.8
Additions related to tax positions in the current year	2.2
Reductions due to settlements and payments	(7.90)
Reductions due to statute expiration	(0.30)
Unrecognized tax benefits as of December 31, 2012	8.8
Additions related to tax positions in the current year	2.0
Reductions due to settlements and payments	(1.30)
Reductions due to statute expiration	(1.10)
Unrecognized tax benefits as of December 31, 2013	8.4
Additions related to tax positions in the current year	0.5
Reductions due to statute expiration	(0.30)
Unrecognized tax benefits as of December 31, 2014	$8.6

Any future changes in the liability for unrecognized tax benefits, resulting from the recognition of tax benefits, would impact the effective tax rate. Over the next twelve months, it is reasonably possible that the uncertainty surrounding up to $0.9 million, including accrued interest, of the reserve for unrecognized tax benefits related to transfer pricing will be resolved as a result of the expiration of the statute of limitations or the conclusion of various federal, state and foreign tax audits.

The following tax years remain open to investigation as of December 31, 2014, for the Company’s major jurisdictions:

Tax Jurisdiction	Years
U.S. Federal and State	2007‑2014
United Kingdom	2013‑2014
Switzerland	2009‑2014
Germany	2012‑2014

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

8. Long-Term Debt and Credit Facilities
Long-Term Debt
In November 2013, Covance entered into a private placement of senior notes (“Senior Notes”) in an aggregate principal amount of $250 million pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”) dated October 2, 2013. The Senior Notes were issued in four series and are reflected in long-term debt on the consolidated balance sheets as of both December 31, 2014 and 2013:

3.25% Senior Notes, Series 2013A due November 15, 2018	$15,000
3.90% Senior Notes, Series 2013B due November 15, 2020	50,000
4.50% Senior Notes, Series 2013C due November 15, 2023	90,000
4.65% Senior Notes, Series 2013D due November 15, 2025	95,000
Total long-term debt outstanding	$250,000
Interest on the Senior Notes is payable semiannually on May 15th and November 15th of each year. The Senior Notes rank equally with all outstanding indebtedness. Costs associated with the Note Purchase Agreement, which consisted primarily of bank and legal fees totaling $0.9 million, are being amortized ratably over the terms of the Senior Notes. The proceeds were used to pay down existing indebtedness.
The Note Purchase Agreement contains various financial and other covenants and is guaranteed by certain of Covance’s domestic subsidiaries. At December 31, 2014, Covance was in compliance with the terms of the Note Purchase Agreement.
Credit Facilities
In June 2014, Covance amended its credit facility, which was not due to expire until March 2017, primarily to obtain improved market pricing. The amended credit agreement (the “Credit Agreement”) provides for a revolving credit facility of up to $500 million. At both December 31, 2014 and 2013, there were no outstanding borrowings and $2.9 million of outstanding letters of credit under the credit facilities. Interest on all outstanding borrowings under the Credit Agreement varies in accordance with the terms of the Credit Agreement and is presently based upon the London Interbank Offered Rate plus a margin of 100 basis points. Interest on all outstanding borrowings under the previous credit facility was based upon the London Interbank Offered Rate plus a margin of 125 basis points. Interest on outstanding borrowings approximated 1.47% per annum during 2014 and 1.46% per annum during 2013. Costs associated with the Credit Agreement, which expires in June 2019, consisted primarily of bank and legal fees totaling $0.9 million and are being amortized over the five-year term.
The Company pays a commitment fee of 15.0 basis points on the undrawn balance of the revolving credit facility under the Credit Agreement, and had paid a commitment fee of 17.5 basis points on the undrawn balance of the revolving credit facility under the previous credit agreement. Commitment fees totaled approximately $0.7 million and $0.3 million during the years ended December 31, 2014 and 2013, respectively. The Credit Agreement contains various financial and other covenants and is collateralized by guarantees of certain of Covance’s domestic subsidiaries. At December 31, 2014, Covance was in compliance with the terms of the Credit Agreement.
9. Employee Benefit Plans
Covance sponsors various pension and other post-retirement benefit plans. All plans have a measurement date of December 31.
Defined Benefit Pension Plans
Covance sponsors two defined benefit pension plans for the benefit of its employees at two United Kingdom subsidiaries and one defined benefit pension plan for the benefit of its employees at a German subsidiary, all of which are legacy plans of previously acquired companies. Benefit amounts for all three plans are based upon years of service and compensation. The German plan is unfunded while the United Kingdom pension plans are funded. Covance’s funding policy has been to contribute annually a fixed percentage of the eligible employee’s salary at least equal to the local statutory funding requirements.

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

The components of net periodic pension cost for these plans for 2014, 2013 and 2012 are as follows:

	United Kingdom Plans			German Plan
	2014	2013	2012	2014	2013	2012
Components of Net Periodic Pension Cost:
Service cost	$4,118	$3,511	$4,172	$787	$782	$670
Interest cost	9,316	7,947	7,734	674	616	642
Expected return on plan assets	(13,232)	(10,119)	(10,319)	—	—	—
Amortization of net actuarial loss	1,465	622	1,172	239	230	—
Expected participant contributions	(1,843)	(1,650)	(1,838)	—	—	—
Net periodic pension cost	$(176)	$311	$921	$1,700	$1,628	$1,312
Assumptions Used to Determine Net Periodic Pension Cost:
Discount rate	4.60%	4.60%	4.60%	3.50%	3.50%	5.40%
Expected rate of return on assets	6.15%	5.30%	5.90%	n/a	n/a	n/a
Salary increases	4.00%	3.60%	4.00%	2.00%	2.00%	2.50%
The weighted average expected long-term rate of return on the assets of the United Kingdom pension plans is based on the target asset allocation and the average rate of growth expected for the asset classes invested. The rate of expected growth is derived from a combination of historic returns, current market indicators, the expected risk premium for each asset class over the risk-free rate and the opinion of professional advisors.
The change in the projected benefit obligation and plan assets, the funded status of the plan and a reconciliation of such funded status to the amounts reported in the consolidated balance sheets as of December 31, 2014 and 2013 is as follows:

	United Kingdom Plans		German Plan
	2014	2013	2014	2013
Change in Projected Benefit Obligation:
Benefit obligation, beginning of year	$202,632	$180,994	$19,885	$17,628
Service cost	4,118	3,511	787	782
Interest cost	9,316	7,947	674	616
Actuarial loss	30,590	10,422	8,145	396
Benefits paid	(2,941)	(2,539)	(241)	(165)
Foreign currency exchange rate changes	(11,932)	2,297	(2,853)	628
Benefit obligation, end of year	$231,783	$202,632	$26,397	$19,885
Change in Fair Value of Assets:
Fair value of plan assets, beginning of year	$210,502	$195,917	$ —	$ —
Covance contributions	9,215	6,194	—	—
Employee contributions	1,843	1,650	—	—
Actual return on plan assets	22,042	7,188	—	—
Benefits paid	(2,941)	(2,539)	—	—
Foreign currency exchange rate changes	(11,706)	2,092	—	—
Fair value of plan assets, end of year	$228,955	$210,502	$ —	$ —
Funded status at end of year—(under) over funded	$(2,828)	$7,870	$(26,397)	$(19,885)

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

	United Kingdom Plans		German Plan
	2014	2013	2014	2013
Amounts recognized in the consolidated balance sheets:
Non-current assets	$ —	$7,870	$ —	$ —
Current liabilities	—	—	(235)	(234)
Non-current liabilities	(2,828)	—	(26,162)	(19,651)
Total	$(2,828)	$7,870	$(26,397)	$(19,885)
Covance contributed $9.2 million in 2014 and $6.2 million in 2013 to its United Kingdom plans and expects to contribute $8.0 million in 2015. No contributions were made during 2014 or 2013 to the German plan, nor are any contributions expected to be made to the German plan in 2015, since that plan is unfunded.
The accumulated benefit obligation for the United Kingdom pension plans was $202.3 million and $172.9 million at December 31, 2014 and 2013, respectively. The accumulated benefit obligation for the German plan was $22.9 million and $17.3 million at December 31, 2014 and 2013, respectively.
The amounts recognized in accumulated other comprehensive income as of December 31, 2014 and 2013 are as follows:

	United Kingdom Plans		German Plan
	2014	2013	2014	2013
Net actuarial loss	$66,211	$47,039	$12,555	$5,311
Less: Tax benefit (deferred tax asset)	(14,828)	(11,810)	(3,880)	(1,634)
Accumulated other comprehensive income impact	$51,383	$35,229	$8,675	$3,677
Assumptions Used to Determine Benefit Obligations:
Discount rate	3.60%	4.60%	2.20%	3.50%
Salary increases	3.50%	4.00%	2.00%	2.00%
The net actuarial loss for the United Kingdom and German pension plans required to be amortized from accumulated other comprehensive income into net periodic pension cost in 2015 is expected to be $2.6 million and $0.7 million, respectively.
The investment policies for the United Kingdom pension plans are set by the plan trustees, based upon the guidance of professional advisors and after consultation with the Company, taking into consideration the plans’ liabilities and future funding levels. The trustees have set the long-term investment policy largely in accordance with the asset allocation of a broadly diversified investment portfolio. Assets are generally invested within the target ranges as follows:

Equity securities	40%–50%
Debt securities	15%–25%
Annuities	15%–25%
Real estate	5%–10%
Other	5%–10%
The weighted average asset allocation of the United Kingdom pension plans as of December 31, 2014 and 2013 by asset category is as follows:

	2014	2013
Equity securities	49%	51%
Debt securities	27%	22%
Annuities	15%	16%
Real estate	5%	6%
Other	4%	5%
Total	100%	100%

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

Investments are made in pooled investment funds. Pooled investment fund managers are regulated by the Financial Services Authority in the United Kingdom and operate under terms which contain restrictions on the way in which the portfolios are managed and require the managers to ensure that suitable internal operating procedures are in place. The trustees have set performance objectives for each fund manager and routinely monitor and assess the managers’ performance against such objectives. Annuities represent annuity buy-in insurance policies purchased by the plan trustees from large, financially sound insurers. The cash flows from the annuities are intended to match the plan’s obligations to specific groups of participants, typically those participants currently receiving benefits.
The fair value of the Company’s United Kingdom pension plans’ assets as of December 31, 2014, by asset category, are as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$3,384	$3,384	$ —	$ —
Mutual funds(a)	190,343	—	190,343	—
Annuities(b)	35,228	—	—	35,228
Total	$228,955	$3,384	$190,343	$35,228

(a)
Mutual funds represent pooled investment vehicles offered by investment managers, which are generally comprised of investments in equities, bonds, property and cash. The plans’ trustees hold units in these funds, the value of which is determined by the number of units held multiplied by the unit price calculated by the investment managers. That unit price is derived based on the market value of the securities that comprise the fund, which are determined by quoted prices in active markets. No element of the valuation is based on inputs made by the plans’ trustees.

(b)
Annuities represent annuity buy-in insurance policies, whereby the insurer pays the pension payments for the lifetime of the members covered. The annuities are assets of the plan and payments from the insurer are made to the plans’ trustees, who than use those proceeds to pay the pensioners. The cash flows from the annuities are intended to effectively match the payments to the pensioners covered by the policy. As such, these assets are valued actuarially based upon the value of the liabilities with which they are associated. As the valuation of these assets is judgmental, and there are no observable inputs associated with the valuation, these assets are classified as Level 3 in the fair value hierarchy.

Expected future benefit payments are as follows:

Year Ending December 31,	United Kingdom Plans	German Plan
2015	$3,789	$235
2016	$3,459	$253
2017	$4,026	$270
2018	$4,645	$287
2019	$5,169	$330
2020-2024	$34,869	$3,401
Supplemental Executive Retirement Plan
In addition to these foreign defined benefit pension plans, Covance also has a non-qualified Supplemental Executive Retirement Plan (“SERP”). The SERP, which is not funded, is intended to provide retirement benefits for certain executive officers of Covance. Benefit amounts are based upon years of service and compensation of the participating employees.
The components of net periodic pension cost for the years ended December 31, 2014, 2013 and 2012 are as follows:

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

	2014	2013	2012
Components of Net Periodic Pension Cost:
Service cost	$1,607	$1,507	$1,478
Interest cost	991	724	776
Amortization of prior service credit	(119)	(119)	(119)
Amortization of net actuarial loss	592	567	270
Net periodic pension cost	$3,071	$2,679	$2,405
Assumptions Used to Determine Net Periodic Pension Cost:
Discount rate	3.90%	3.20%	4.30%
Salary increases	3.25%	3.25%	3.75%

The change in the projected benefit obligation, the funded status of the plan and a reconciliation of such funded status to the amounts reported in the consolidated balance sheets as of December 31, 2014 and 2013 is as follows:

	2014	2013
Change in Projected Benefit Obligation:
Benefit obligation, beginning of year	$23,802	$21,115
Service cost	1,607	1,507
Interest cost	991	724
Actuarial loss	1,849	456
Benefit obligation, end of year	$28,249	$23,802
Funded status at end of year—under funded	$(28,249)	$(23,802)

	2014	2013
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(4,743)	$(3,852)
Non-current liabilities	(23,506)	(19,950)
Total	$(28,249)	$(23,802)

The accumulated benefit obligation as of December 31, 2014 and 2013 is $26.1 million and $21.5 million, respectively.
The amounts recognized in accumulated other comprehensive income and not yet recognized as a component of net periodic pension cost as of December 31, 2014 and 2013 are as follows:

	2014	2013
Net actuarial loss	$7,421	$6,032
Prior service credit	(451)	(570)
Less: Tax benefit (deferred tax asset)	(2,439)	(1,912)
Accumulated other comprehensive income impact	$4,531	$3,550
The net actuarial loss and prior service credit required to be amortized from accumulated other comprehensive income into net periodic pension cost in 2015 are estimated to be $0.9 million and ($0.1) million, respectively.

	2014	2013
Assumptions Used to Determine Benefit Obligation:
Discount rate	3.50%	3.90%
Salary increases	3.25%	3.25%
Expected future benefit payments are as follows:

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

Year Ending December 31,
2015	$4,743
2016	$12,112
2017	$1,267
2018	$836
2019	$127
2020-2024	$11,485
Post-Employment Retiree Health and Welfare Plan
Covance also sponsors a post-employment retiree health and welfare plan for the benefit of eligible employees at certain U.S. subsidiaries who retire after satisfying service and age requirements. This plan is funded on a pay-as-you-go basis and the cost of providing these benefits is shared with the retirees.
The components of net periodic post-retirement benefit cost for 2014, 2013 and 2012 are as follows:

	2014	2013	2012
Components of Net Periodic Post-retirement Benefit Cost:
Service cost	$34	$53	$69
Interest cost	262	231	290
Amortization of net actuarial loss	—	—	40
Net periodic post-retirement benefit cost	$296	$284	$399
Assumptions Used to Determine Net Periodic Post-retirement Benefit Cost:
Discount rate	4.40%	3.60%	4.60%
Health care cost trend rate	7.00%(a)	7.50%	8.00%

(a)	decreasing to ultimate trend of 5.00% in 2018
The change in the projected post-retirement benefit obligation, the funded status of the plan and the reconciliation of such funded status to the amounts reported in the consolidated balance sheets as of December 31, 2014 and 2013 is as follows:

	2014	2013
Change in Projected Benefit Obligation:
Benefit obligation, beginning of year	$5,986	$6,817
Service cost	34	53
Interest cost	262	231
Participant contributions	804	815
Actuarial loss (gain)	599	(825)
Benefits paid	(1,431)	(1,162)
Federal subsidy on benefits paid	42	57
Benefit obligation, end of year	$6,296	$5,986
Funded status at end of year—under funded	$(6,296)	$(5,986)

	2014	2013
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(596)	$(579)
Non-current liabilities	(5,700)	(5,407)
Total	$(6,296)	$(5,986)

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

The amounts recognized in accumulated other comprehensive income as of December 31, 2014 and 2013 are as follows:

	2014	2013
Net actuarial loss (gain)	$454	$(147)
Less: Deferred tax (benefit) expense	(159)	52
Accumulated other comprehensive income impact	$295	$(95)

There is no net actuarial loss required to be amortized from accumulated other comprehensive income into net periodic post-retirement benefit cost in 2015.

	2014	2013
Assumptions Used to Determine Benefit Obligation:
Discount rate	3.80%	4.40%
Health care cost trend rate	6.50%(a)	7.00%

(a)	decreasing to ultimate trend of 5.00% in 2017.
A one-percentage‑point increase or decrease in the assumed health care cost trend rate would not impact the net service and interest cost components of the net periodic post-retirement benefit cost or the post-retirement benefit obligation since future increases in plan costs are paid by participant contributions. Covance expects to contribute $0.6 million to the post-employment retiree health and welfare plan in 2015.
Expected future gross benefit payments, Federal subsidies and net benefit payments are as follows:

Year Ending December 31,	Gross Benefit Payments	Federal Subsidies	Net Benefit Payments
2015	$1,541	$(110)	$1,431
2016	$1,571	$(114)	$1,457
2017	$1,680	$ —	$1,680
2018	$1,627	$ —	$1,627
2019	$1,582	$ —	$1,582
2020-2024	$7,562	$ —	$7,562
Defined Contribution Plans
U.S. employees are eligible to participate in Covance’s 401(k) plan, while employees in international locations are eligible to participate in either defined benefit or defined contribution plans, depending on the plan offered at their location. Aggregate Covance contributions to its various defined contribution plans totaled $43.8 million, $38.7 million and $33.7 million for 2014, 2013 and 2012, respectively.
10. Stockholders’ Equity
Preferred Stock
Covance is authorized to issue up to 10.0 million shares of Series Preferred Stock, par value $1.00 per share (the “Covance Series Preferred Stock”). The Covance Board of Directors has the authority to issue such shares from time to time, without stockholder approval, and to determine the designations, preferences, rights, including voting rights, and restrictions of such shares, subject to the Delaware General Corporate Laws. Pursuant to this authority, the Covance Board of Directors has designated 1.0 million shares of the Covance Series Preferred Stock as Covance Series A Preferred Stock. No other class of Covance Series Preferred Stock has been designated by the Board. As of December 31, 2014, no Covance Series Preferred Stock has been issued or is outstanding.

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

Dividends—Common Stock
Covance’s Board of Directors may declare dividends on the shares of Covance common stock out of legally available funds (subject to any preferential rights of any outstanding Covance Series Preferred Stock). However, Covance has no present intention to declare dividends, but instead intends to retain earnings to provide funds for the operation and expansion of its business.
Treasury Stock
The Board of Directors has, from time to time, approved stock repurchase programs enabling Covance to repurchase shares of its common stock. In December 2013, the Covance Board of Directors authorized the repurchase of up to $100 million of the Company’s outstanding common stock (the “2013 Repurchase Program”). The 2013 Repurchase Program was completed as of June 30, 2014. In January 2012, the Covance Board of Directors authorized the repurchase of up to $300 million of the Company’s outstanding common stock (the “2012 Repurchase Program”). This was in addition to 0.8 million shares remaining under a 3.0 million share buyback authorization approved by the Covance Board of Directors in 2007 (the “2007 Repurchase Program”). The 2012 and 2007 Repurchase Programs were completed as of December 31, 2013. In addition to the Board approved share repurchase programs, Covance also reacquires shares of its common stock when employees tender shares to satisfy income tax withholdings associated with the vesting of stock awards.
The following table sets forth the treasury stock activity during 2014, 2013 and 2012:

	2014		2013		2012
(amounts in thousands)	$	# shares	$	# shares	$	# shares
Shares repurchased in connection with:
Board approved buyback programs	$100,000	1,149.2	$20,125	263.7	$314,787	6,654.0
Employee benefit plans	22,380	220.7	13,693	186.3	8,986	207.5
Total	$122,380	1,369.9	$33,818	450.0	$323,773	6,861.5
Stock‑Based Compensation Plans
In May 2014, Covance's shareholders approved the 2014 Employee Equity Participation Plan (the "2014 EEPP") in replacement of the 2013 Employee Equity Participation Plan (the "2013 EEPP"). Effective upon approval of the 2014 EEPP, no further grants or awards were permitted under the 2013 EEPP. Shares remaining available for grant under the 2013 EEPP are available for grant under the 2014 EEPP. The 2014 EEPP became effective on May 6, 2014 and will expire on May 5, 2024. The 2014 EEPP authorizes the Compensation and Organization Committee of the Board of Directors (the “Compensation Committee”), or such committee as is appointed by the Covance Board of Directors, to administer the 2014 EEPP and to grant awards to employees of Covance. The 2014 EEPP authorizes the Compensation Committee to grant the following awards: options to purchase common stock; stock appreciation rights; and other stock awards either singly or in combination. Shares granted, other than options or SARs, shall be counted against the shares available for grant based upon the ratio of 2.29 for every one share granted. The exercise period for stock options granted under the 2014 EEPP is determined by the Compensation Committee at the time of grant, and is generally ten years from the date of grant. The vesting period for stock options and stock awards granted under the 2014 EEPP is determined by the Compensation Committee at the time of grant. Beginning in 2012, options and restricted stock awards are generally granted with a pro rata four year vesting period, whereas previously, they were generally granted with a pro rata three year vesting period. Performance-based restricted stock awards generally vest over a three year period. The number of shares of Covance common stock initially available for grant under the 2014 EEPP totaled approximately 2.5 million plus approximately 2.3 million shares remaining available under the 2013 EEPP at the time the 2014 EEPP was approved. All grants and awards under the 2013 EEPP remaining outstanding are administered in accordance with the provisions of the 2013 EEPP out of shares issuable under the 2014 EEPP. The Company may issue authorized but previously unissued shares or treasury shares when options are exercised or for stock awards. There have been no grants of stock appreciation rights under the 2013 EEPP or the 2014 EEPP. At December 31, 2014 there were approximately 5.0 million shares remaining available for grants under the 2014 EEPP.
The Company recognizes stock‑based compensation expense on a straight-line basis over the vesting period of the related awards based upon the grant-date fair value of awards expected to vest. Results of operations for the year ended

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

December 31, 2014 include $41.3 million ($28.3 million net of tax benefit of $13.0 million) of total stock‑based compensation expense, $17.9 million of which has been included in cost of revenue and $23.4 million of which has been included in selling, general and administrative expenses. Results of operations for the year ended December 31, 2013 include $41.5 million ($28.5 million net of tax benefit of $13.0 million) of total stock‑based compensation expense, $18.2 million of which has been included in cost of revenue and $23.3 million of which has been included in selling, general and administrative expenses. Results of operations for the year ended December 31, 2012 include $40.8 million ($27.9 million net of tax benefit of $12.9 million) of total stock‑based compensation expense, $20.8 million of which has been included in cost of revenue and $20.0 million of which has been included in selling, general and administrative expenses.
Options—The grant-date fair value of stock option awards is estimated using an option pricing model. The Company uses the Lattice‑Binomial option pricing formula to estimate the grant-date fair value of stock option awards. In order to estimate the grant-date fair value, option pricing models require the use of estimates and assumptions as to (a) the expected term of the option, (b) the expected volatility of the price of the underlying stock, (c) the risk-free interest rate for the expected term of the option and (d) pre-vesting forfeiture rates. The expected term of the option is based upon the contractual term, taking into account expected employee exercise and expected post-vesting employment termination behavior. The expected volatility of the price of the underlying stock is based upon the volatility of the Company’s stock computed over a period of time equal to the expected term of the option. The risk free interest rate is based upon the implied yields currently available from the U.S. Treasury zero-coupon yield curve for issues with a remaining duration equal to the expected term of the option. Pre-vesting forfeiture rates are estimated based upon past voluntary termination behavior and past option forfeitures.
The following table sets forth the weighted average assumptions used to calculate the fair value of options granted for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Expected stock price volatility	31%	36%	38%
Range of risk free interest rates	0.02% ‑ 2.67%	0.09% ‑ 2.03%	0.03% ‑ 2.01%
Expected life of options (years)	5.2	5.4	5.2

The following table sets forth Covance’s stock option activity as of and for the year ended December 31, 2014:

	Number of Shares (in thousands)	Weighted Average Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in millions)
Options outstanding, December 31, 2013	3,364.0	$55.86
Granted	344.7	$101.86
Exercised	(1,341.20)	$53.98
Forfeited	(95.60)	$54.64
Options outstanding, December 31, 2014	2,271.9	$64.00	6.6 years	$90.5
Vested & unvested expected to vest, December 31, 2014	2,187.4	$63.21	6.5 years	$88.9
Exercisable at December 31, 2014	1,141.7	$56.92	5.1 years	$53.6
The weighted average grant-date fair value per share of options granted during 2014, 2013 and 2012 was $30.15, $23.19 and $16.47, respectively. As of December 31, 2014, the total unrecognized compensation cost related to non-vested stock options granted was $17.1 million and is expected to be recognized over a weighted average period of 2.3 years.
The following table sets forth the aggregate intrinsic value of options exercised and the aggregate grant-date fair value of shares which vested during 2014, 2013 and 2012:

	2014	2013	2012
(in millions)
Aggregate intrinsic value of options exercised	$61.1	$39.3	$7.6
Aggregate grant-date fair value of shares vested	$11.6	$14.1	$14.3

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

Cash proceeds from stock options exercised during the years ended December 31, 2014, 2013 and 2012 totaled $72.4 million, $65.1 million and $12.7 million, respectively. The cash flows resulting from tax benefits realized on tax deductions in excess of the compensation expense recognized for stock options exercised in the period are classified as a financing cash flow. The excess tax benefit classified as a financing cash inflow during the years ended December 31, 2014, 2013 and 2012 was $11.0 million, $6.1 million and $1.1 million, respectively. The actual tax benefit realized on stock options exercised during the years ended December 31, 2014, 2013 and 2012 was $11.2 million, $6.1 million and $1.7 million, respectively. The difference between the actual tax benefit received and the excess tax benefit for the years ended December 31, 2014 and 2012, of $0.2 million and $0.6 million, respectively, is classified as an operating cash inflow.
Restricted Stock Awards—Restricted stock awards are granted subject to either service conditions (restricted stock) or service and performance conditions (performance‑based shares). The grant-date fair value of restricted stock and performance‑based share awards, which has been determined based upon the market value of Covance’s shares on the grant date, is expensed on a straight line basis over the vesting period of the related awards.
The following table sets forth Covance’s performance‑based shares and restricted stock activity as of and for the year ended December 31, 2014:

	Performance‑based Shares		Restricted Stock
	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2013	375.7	$57.55	943.1	$60.20
Granted	169.1	$81.61	379.3	$101.22
Vested	(197.30)	$48.46	(339.10)	$59.21
Forfeited	(4.60)	$85.41	(109.50)	$72.18
Non-vested at December 31, 2014	342.9	$74.26	873.8	$76.89
The blended weighted average grant-date fair value of performance‑based shares and restricted stock awards granted during the year ended December 31, 2014, 2013 and 2012 was $95.17, $67.14 and $48.50, respectively. As of December 31, 2014, the total unrecognized compensation cost related to non-vested performance‑based shares and restricted stock awards was $58.8 million. This cost is expected to be recognized over a weighted average period of 2.0 years. The total fair value of performance‑based shares and restricted stock which vested during 2014, 2013 and 2012 was $29.6 million, $25.2 million and $25.8 million, respectively.
11. Commitments and Contingencies
Minimum annual rental commitments under non-cancelable operating leases, primarily for offices and laboratory facilities, in effect at December 31, 2014 are as follows:

Year Ending December 31,
2015	$35,757
2016	$29,747
2017	$23,489
2018	$20,946
2019	$18,974
2020 and beyond	$79,905
Operating lease rental expense aggregated $38.9 million, $36.7 million and $38.6 million for 2014, 2013 and 2012, respectively.
Covance is party to lawsuits and administrative proceedings incidental to the normal course of its business. Covance does not believe that any liabilities related to such lawsuits or proceedings will have a material effect on its financial condition, results of operations or cash flows.

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

12. Facility Consolidation and Other Cost Reduction Actions
During 2012, Covance commenced a series of actions to better align capacity to preclinical market demand and reduce overhead in its early development segment, as well as to improve future profitability by streamlining its overall cost structure, including its corporate and functional support infrastructure and consolidating facilities in connection with the rationalization of its data centers. These actions included the closure of the Company’s toxicology facility in Chandler, Arizona, its clinical pharmacology facilities in Honolulu, Hawaii and Basel, Switzerland, as well as a capacity and workforce reduction in Muenster, Germany. In 2014, additional actions were initiated in our late-stage development segment to better align capacity to expected demand. These restructuring actions are expected to be completed in 2015.
The following table sets forth the costs associated with the restructuring component of costs incurred in connection with these actions during the years ended December 31, 2014, 2013 and 2012:

Description	2014	2013	2012
Employee separation costs	$6,576	$5,105	$22,845
Lease and facility exit costs (	(222)	713	3,922
Accelerated depreciation and amortization	—	1,497	3,470
Other costs	1,280	5,931	3,693
Total	$7,634	$13,246	$33,930

During the years ended December 31, 2014, 2013 and 2012, restructuring costs of $7.6 million, $11.7 million and $30.4 million, respectively, have been included in selling, general and administrative expenses. During the years ended December 31, 2013 and 2012, restructuring costs of $1.5 million and $3.5 million, respectively, have been included in depreciation and amortization.
The following table sets forth the restructuring costs by segment incurred in connection with these actions during the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Early Development	$1,877	$5,431	$30,341
Late-Stage Development	4,917	4,049	1,272
Corporate expenses	840	3,766	2,317
Total	$7,634	$13,246	$33,930

Total costs for these actions are expected to approximate $59 million, including $36 million in employee separation costs, $5 million in lease and facility exit costs, $5 million in accelerated depreciation and amortization and $13 million in other costs. Costs by segment are expected to total $39 million in our early development segment, $11 million in our late-stage development segment and $9 million in corporate expenses.
Cumulative costs for these actions through December 31, 2014 totaled $54.8 million, of which $49.8 million was included in selling, general and administrative expenses and $5.0 million was included in depreciation and amortization. Cumulative costs incurred by category for these actions through December 31, 2014 totaled $34.5 million in employee separation costs, $4.4 million in lease and facility exit costs, $5.0 million in accelerated depreciation and $10.9 million in other costs. Cumulative costs incurred by segment through December 31, 2014 totaled $37.7 million in our early development segment, $10.2 million in our late-stage development segment and $6.9 million in corporate expenses.
The following table sets forth the rollforward of the restructuring activity for the year ended December 31, 2014:

Description	Balance, Dec 31, 2013	Total Charges	Cash Payments	Other	Balance, Dec 31, 2014
Employee separation costs	$2,304	$6,576	$(7,236)	$(31)	$1,613
Lease and facility exit costs	2,774	(222)	(990)	—	1,562
Other costs	142	1,280	(1,287)	4	139
Total	$5,220	$7,634	$(9,513)	$(27)	$3,314

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

Other costs include charges incurred in connection with transitioning services from sites being closed and legal and professional fees.
In addition to the above restructuring costs, during the years ended December 31, 2014 and 2013, Covance incurred $5.5 million and $8.7 million, respectively, in costs associated with other cost reduction actions, primarily to consolidate certain corporate support functions, as well as property tax and depreciation expense on facilities that have been closed but not yet disposed of. During the years ended December 31, 2014 and 2013, $3.1 million and $7.3 million, respectively, were included in selling, general and administrative expense and $2.4 million and $1.4 million, respectively, were included in depreciation and amortization. During the years ended December 31, 2014 and 2013, $3.6 million and $2.9 million, respectively, were included in our early development segment and $1.9 million and $5.8 million, respectively, were included in corporate expenses.
During the year ended December 31, 2014, Covance incurred $4.0 million in transaction costs in connection with the expected merger of Covance with LabCorp. See Note 15.
During 2012, Covance recorded $21.2 million in charges to reflect the write-down of certain research product inventory, based on current and expected future demand, and for costs associated with the settlement of an inventory supply agreement. These costs have been included in cost of sales in the early development segment.
13. Asset Impairments
Covance reviews its long-lived assets, other than goodwill and other indefinite lived intangible assets, for impairment when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based upon Covance’s judgment of its ability to recover the value of the asset from the expected future undiscounted cash flows of the related operations or the sale of the asset.
During the second quarter of 2014, Covance determined that the carrying value of its Chandler, Arizona property, included in the early development segment, was no longer fully recoverable from the cash flows expected from its sale, based upon changes to the marketing plan. The valuation of the Chandler property was determined with the assistance of an independent third party appraiser. The valuation was based on a value in exchange approach, which considered comparable market data regarding land values and costs associated with the highest and best use of the property, which are Level 2 inputs under the fair value hierarchy. As such, Covance recorded an asset impairment charge of $45.7 million to reduce the carrying value of the asset to its estimated fair value as of June 30, 2014.
In addition, during the second quarter of 2014, Covance determined it would not develop a parcel of land in Shanghai, China, the rights to which were purchased several years ago for potential future expansion. As such, Covance recorded an asset impairment charge of $4.4 million to write-off costs capitalized in connection with initial development activities on the land and reduce the carrying value of the land use rights to its estimated fair value as of June 30, 2014. Fair value of the land use rights, which are included in the early development segment, was based upon the contractual terms of the original land grant agreement.
During the first quarter of 2013, Covance completed the closure of its clinical pharmacology site in Basel, Switzerland, which is part of the early development segment, and initiated actions to sell that property. As a result, the $8.3 million carrying value of the property was reclassified from property and equipment to assets held for sale as of March 31, 2013. During the fourth quarter of 2013, Covance determined that the carrying value of its Basel, Switzerland property was no longer fully recoverable from the cash flows expected from its sale, based upon changes in the real estate market, coupled with changes in the marketing plan. As such, Covance recorded an asset impairment charge of $2.3 million to reduce the carrying value of the property to its estimated fair value as of December 31, 2013. During the second quarter of 2014, after entering into negotiations with a prospective buyer of the property, Covance recorded an additional impairment charge of $2.5 million to further reduce the carrying value of the Basel property to its estimated fair market value less cost to sell of $3.5 million as of June 30, 2014. During the third quarter of 2014, Covance completed the sale of the Basel property for net cash proceeds of $3.5 million.
During the fourth quarter of 2013, Covance determined that the carrying value of its Manassas, Virginia land, which is included in the early development segment, was no longer fully recoverable from the sale of the property based upon changes in the local real estate market and the related marketing plan for the property. Covance recorded an asset impairment charge of $2.6 million to reduce the carrying value of the asset to its estimated fair value less cost to sell as of December 31, 2013.

COVANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, unless otherwise indicated)

14. Assets Held for Sale
Covance records long-lived assets as held for sale when a plan to sell the asset has been initiated and all other held for sale criteria have been satisfied. Assets classified as held for sale are recorded in other current assets on the consolidated balance sheet at the lower of their carrying value or fair value less cost to sell. Fair value is generally determined based on the value of comparable assets sold in the related market and is considered a Level 2 valuation in the fair value hierarchy. It is the intention of Covance to complete the sale of these assets within the upcoming year.
During the fourth quarter of 2013, Covance entered into negotiations to sell certain assets of its genomics laboratory located in Seattle, Washington, which is part of the early development segment. As a result, $4.4 million of property and equipment and $2.3 million of inventory were reclassified to assets held for sale as of December 31, 2013. In January 2014, Covance completed the sale of its genomics laboratory. See Note 6.
During the first quarter of 2013, Covance completed the closure of its clinical pharmacology site in Basel, Switzerland, which is part of the early development segment, and initiated actions to sell that property. As a result, the $8.3 million carrying value of the property was reclassified from property and equipment to assets held for sale as of March 31, 2013. During the third quarter of 2014, Covance completed the sale of the Basel property. See Note 13.
Also included in assets held for sale is a parcel of land located in Vienna, Virginia, which was previously the site of a toxicology facility, in Covance’s early development segment, that was closed in the fourth quarter of 2011. The property has a carrying value of approximately $30.5 million at December 31, 2014.
15. Subsequent Events
On February 19, 2015, Covance and LabCorp merged pursuant to the Agreement and Plan of Merger signed on November 2, 2014. LabCorp acquired 100% of the outstanding shares of Covance common stock. Shareholders of Covance received, for each share of common stock, $75.76 in cash and 0.2686 shares of LabCorp common stock.
Covance has evaluated all significant activities through March 3, 2015 (the date the consolidated financial statements were available to be issued) and has concluded that no other subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.